Exhibit 4.8

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) dated as of April 26, 2004 is entered into by and between Icagen, Inc., a Delaware corporation (the “Company”), and Abbott Laboratories, an Illinois corporation (“Abbott”).

WHEREAS, the Company and Abbott entered into a Series E Convertible Preferred Stock Purchase Agreement, dated November 14, 1997 and a Series E-1 Convertible Preferred Stock Purchase Agreement, dated January 18, 2001 (together, the “Purchase Agreements”); and

WHEREAS, the Company and Abbott wish to provide for certain arrangements with respect to the registration of shares of capital stock of the Company, issued pursuant to the Purchase Agreements, under the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Registration Rights.

(a) Incidental Registration.

(i) Whenever the Company proposes to register any of its securities under the Securities Act for a public offering for cash, whether as a primary or secondary offering or pursuant to registration rights granted to holders of other securities of the Company (other than a registration relating to employee benefit plans or to a transaction under Rule 145 of the Securities Act), the Company shall, each such time, give Abbott advance written notice thereof. Upon the written request of Abbott within twenty (20) days after Abbott’s receipt of such notice, the Company shall cause to be included in such registration all of Abbott’s shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock (the “Series E Preferred”) and the Series E-1 Convertible Preferred Stock (the “Series E-1 Preferred”) (collectively, the “Registrable Securities”) which Abbott requests to be registered; provided, however, that Abbott agrees to sell such Registrable Securities in the same manner and on the same terms and conditions (including underwriting, indemnification and lock-up provisions) as the other holders of securities which the Company proposes to register.

(ii) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise Abbott as a part of the written notice given pursuant to Section 1(a). In such event the right of Abbott to registration shall be conditioned upon the participation by such holder in such underwriting and the inclusion of the Registrable Securities of such holder in the underwriting to the extent provided herein. Abbott shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise Abbott and the other holders distributing their securities through such underwriting (other than holders participating as a result of demand registration rights), and the number of shares of Registrable Securities and such other securities that may be included in the registration and underwriting shall be allocated among Abbott and such other holders thereof in proportion, as nearly as practicable, to the respective number of Registrable Securities or other securities entitled to inclusion in such registration held by Abbott and such other selling stockholders participating in such underwriting. The Company shall not be required to include any Registrable Securities in such registration unless Abbott accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement and are applicable to other stockholders offering their shares in such registration). If Abbott disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(b) S-3 Registration. At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), Abbott may request the Company, in writing, to effect the registration on Form S-3 (or such successor form), of Registrable Securities having an aggregate offering price of at least $500,000 (based on the then current public market price). If the underwriter (if any) managing the offering determines that, because of marketing factors, all of the shares requested to be registered by Abbott and other stockholders may not be included in the offering, then Abbott and the other stockholders who have requested registration shall participate in the registration pro rata in the same manner described in Section 1(a)(ii) above. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or such successor form) of all Registrable Securities which the Company has been requested to so register; provided, however, that Abbott agrees to sell such Registrable Securities in the same manner and on the same terms and conditions (including underwriting, indemnification and lock-up provisions) as the other holders of securities which the Company proposes to register. The right to request registration on Form S-3 pursuant to this Section 1(b) may not be exercised more than four (4) times by Abbott with respect to any Common Stock issuable upon conversion of the Series E Preferred and may not be exercised more than four (4) times by Abbott with respect to any Common Stock issuable upon conversion of the Series E-1 Preferred. The Company shall not be required to include any Registrable Securities in such registration unless Abbott accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement and are applicable to other stockholders offering their shares in such registration).

(c) Expenses of Registration. All expenses incurred in connection with a registration pursuant to this Section 1 (excluding underwriting commissions and discounts and fees and expenses of counsel for Abbott), including without limitation all registration and qualification fees, printing and accounting fees and reasonable fees and disbursements of counsel for the Company, shall be borne by the Company.

(d) Termination. All of the Company’s obligations to register Registrable Securities under this Section 1 shall terminate on December 31, 2006, with respect to the

Common Stock issuable upon conversion of the Series E Preferred and January 2, 2007, with respect to the Common Stock issuable upon conversion of the Series E-1 Preferred. Shares of Common Stock which are Registrable Securities shall cease to be Registrable Securities upon any sale pursuant to a registration statement filed by the Company with the Securities and Exchange Commission for a public offering (a “Registration Statement”) or pursuant to Rule 144 under the Securities Act of 1933, as amended.

(e) “Stand-Off” Agreement. Abbott, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Securities or other securities of the Company held by Abbott for a specified period of time (not to exceed 180 days) following the effective date of such Registration Statement; provided, that:

(i) such agreement shall only apply to the first Registration Statement covering Common Stock to be sold on Abbott’s behalf to the public in an underwritten offering; and

(ii) all stockholders holding not less than the number of shares of Common Stock held by Abbott (including the shares of Common Stock issuable upon conversion of the Series E Preferred and Series E-1 Preferred, or other convertible securities, or upon the exercise of options, warrant or rights) and all officers and directors of the Company enter into similar agreements.

2. General.

(a) Successors and Assigns. This Agreement, and the rights and obligations of Abbott hereunder, may be assigned by Abbott to any person or entity to which the shares of Series E Preferred, Series E-1 Preferred or Registrable Securities (collectively, the “Abbott Shares”) are transferred by Abbott, and such transferees shall thereafter be entitled to the rights and assume the obligations of Abbott for purposes of this Agreement with respect to the Abbott Shares so transferred, provided that such transferee provides written notice of such assignment to the Company.

(b) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company at Suite 460, 4222 Emperor Boulevard, Durham, North Carolina 27703, Attention: P. Kay Wagoner, Ph.D., President, or at such other address or addresses as may have been furnished in writing by the Company to Abbott, with a copy to Fred D. Hutchison, Esquire, Hutchison & Mason PLLC, 3110 Edwards Mill Road, Suite 100, Raleigh, North Carolina 27612; or

If to Abbott, at 200 Abbott Park Road, Dept R50A, Building AP34, Abbott Park, Illinois, 60064-6187, Attention: Vice President, Global Licensing, New Business Development, or at

such other address or addresses as may have been furnished to the Company in writing by Abbott, with a copy to 100 Abbott Park Road, Dept 364, Building AP6D, Abbott Park, Illinois 60064-6020, Attention: General Counsel.

Notices provided in accordance with this Section 2(a) shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

(c) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter as of the execution by the parties hereto of this Agreement.

(d) Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company (acting through its Board of Directors), and the holders of at least seventy percent (70%) of the shares of Common Stock issued or issuable upon conversion of the shares of Series E Preferred and Series E-1 Preferred. Any amendment or waiver effected in accordance with this Section 2(c) shall be binding upon each holder of any Registrable Securities, including the shares of Common Stock issuable upon conversion of the Series E Preferred and Series E-1 Preferred, each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

(f) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed as of the date first written above.

ICAGEN, INC.

By:	/s/ P. KAY WAGONER

Name:	P. Kay Wagoner
Title:	Chief Executive Officer

ABBOTT LABORATORIES

By:	/s/ THOMAS C. FREYMAN

Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance and Chief Financial Officer

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